Exhibit 99.1

Citadel Broadcasting Corporation
FOR IMMEDIATE RELEASE

CITADEL BROADCASTING CORPORATION

ANNOUNCES HIRING OF A CHIEF FINANCIAL OFFICER

Las Vegas, Nevada, June 2, 2006—Citadel Broadcasting Corporation (NYSE: CDL) announced the hiring of Robert G. Freedline as Executive Vice President, Chief Financial Officer.

“Bob Freedline is an experienced and well-respected executive, and we are pleased to welcome him to Citadel’s management team,” said Farid Suleman, Chief Executive Officer of Citadel.

Mr. Freedline commented, “I am looking forward to working with the Board of Directors, Farid Suleman, Judy Ellis and the rest of the senior management team to drive value for Citadel stakeholders.”

Mr. Freedline most recently worked for Viacom Inc. as Senior Vice President, Treasurer of the Company. Prior to that, from May 1998 to May 2000, he served as Vice President and Controller of CBS Corporation.

Citadel has concurrently appointed Patricia Stratford as Senior Vice President Finance and Administration and Assistant Secretary.

Citadel Broadcasting Corporation is the sixth largest radio broadcasting company in the United States based on net broadcasting revenue. The Company owns and operates 164 FM and 58 AM radio stations in 46 markets, located in 24 states across the country. For more information visit www.citadelbroadcasting.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citadel’s filings with the Securities and Exchange Commission.

CONTACT INFORMATION:

Citadel Broadcasting Corporation

Patricia Stratford, 212-355-5656

7201 W. Lake Mead Blvd., Suite 400 ■ Las Vegas, NV 89128 ■ (702) 804-5200 ■ Fax (702) 804-8250